Exhibit 10.7(b)

BOXED, INC.

2021 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as amended from time to time, the “Plan”) of Boxed, Inc. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:	[To be specified in individual grant notices]

[Withholding Tax Election:  By accepting this Award, the Participant understands and agrees that as a condition of the grant of the RSUs hereunder, the Participant is required to, and hereby affirmatively elects to (the “Sell to Cover Election”) (1) sell that number of Shares determined in accordance with Section 3.2 of the Agreement as may be necessary to satisfy all applicable withholding obligations with respect to any taxable event arising in connection with the RSUs, and (2) to allow the Agent (as defined in the Agreement) to remit the cash proceeds of such sale(s) to the Company.  Furthermore, the Participant directs the Company to make a cash payment equal to the required tax withholding from the cash proceeds of such sale(s) directly to the appropriate taxing authorities. The Participant has carefully reviewed Section 3.2 of the Agreement and the Participant hereby represents and warrants that on the date hereof he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected by the Agent pursuant to the Agreement, and is entering into the Agreement and this election to “sell to cover” in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  It is the Participant’s intent that this election to “sell to cover” comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.]1

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement.  Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement.  Participant hereby

[1]	To include if providing for sell-to-cover.

agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

BOXED, INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1Award of RSUs.  The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”).  Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement.  Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.

1.2Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3Unsecured Promise.  The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1Vesting; Forfeiture.  The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated.  In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited without any payment, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

2.2Settlement.

(a)RSUs will be paid in Shares or cash, at the Company’s option, as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the RSU’s vesting date.  Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(b)If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1Representation.  Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2Tax Withholding.  [Notwithstanding any other provision of this Agreement:

(a)As set forth in Section 9.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the RSUs.  In satisfaction of such tax withholding obligations and in accordance with the Sell to Cover Election included in the Grant Notice, the Participant has irrevocably elected to sell the portion of the Shares to be delivered under the RSUs necessary so as to satisfy the tax withholding obligations and shall execute any letter of instruction or agreement required by the Company’s transfer agent (together with any other party the Company determines necessary to execute the Sell to Cover Election, the “Agent”) to cause the Agent to irrevocably commit to forward the proceeds necessary to satisfy the tax withholding obligations directly to the Company and/or its Subsidiaries.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any new certificate representing Shares to the Participant or the Participant’s legal representative or enter such Shares in book entry form unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the RSUs or the issuance of Shares.  In accordance with Participant’s Sell to Cover Election pursuant to the Grant Notice, the Participant hereby acknowledges and agrees:

(i)The Participant hereby appoints the Agent as the Participant’s agent and authorizes the Agent to (1) sell on the open market at the then prevailing market price(s), on the Participant’s behalf, as soon as practicable on or after the Shares are issued upon the vesting of the RSUs, that number (rounded up to the next whole number) of the Shares so issued necessary to generate proceeds to cover (x) any tax withholding obligations incurred with respect to such vesting or issuance and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (2) apply any remaining funds to the Participant’s federal tax withholding.

(ii)The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to subsection (i) above.

(iii)The Participant understands that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to the Participant’s account.  In addition, the Participant acknowledges that it may not be possible to sell Shares as provided by subsection (i) above due to (1) a legal or contractual restriction applicable to the Participant or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. The Participant further agrees and acknowledges that in the event the sale of Shares would result in material adverse harm to the Company, as determined by the Company in its sole discretion, the Company may instruct the Agent not to sell Shares as provided by subsection (i) above.  In the event of the Agent’s inability to sell Shares, the Participant will continue to be responsible for the timely payment to the Company and/or its Subsidiaries of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (i) above.

(iv)The Participant acknowledges that regardless of any other term or condition of this Section 3.2(a), the Agent will not be liable to the Participant for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)The Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 3.2(a).  The Agent is a third-party beneficiary of this Section 3.2(a).

(vi)This Section 3.2(a) shall terminate not later than the date on which all tax withholding obligations arising in connection with the vesting or settlement of the Award have been satisfied.

(b)The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the RSUs or any other taxable event related to the RSUs, provided that no settlement shall be delayed under this Section 3.2(c) if such delay will result in a violation of Section 409A of the Code.

(c)Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the RSUs.  Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of the RSUs or the subsequent sale of Shares.  The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.]2

OR

(a)[As set forth in Section 9.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the RSUs.  Without limiting Section 9.5 of the Plan, the Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the RSUs as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.

(b)In the event any tax withholding obligation arising in connection with the RSUs will be satisfied under Section 9.5(iii) of the Plan, then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock then issuable to Participant pursuant to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Participating Company with respect to which the withholding obligation arises.  Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.2(b), including the transactions described in the previous sentence, as applicable.

[2]	To include if providing for sell-to-cover.

(c)The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the RSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the RSUs or any other taxable event related to the RSUs, provided that no settlement shall be delayed under this Section 3.2(c) if such delay will result in a violation of Section 409A of the Code.

(d)Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the RSUs.  Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares.  The Company or any of its Subsidiaries does not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.]3

ARTICLE IV.

OTHER PROVISIONS

4.1Adjustments.  Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2Notices.  Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number.  Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files.  By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.  Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service or Canada Post, as applicable, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4Conformity to Applicable Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

[3]	To include if not providing sell-to-cover.

4.6Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule.  To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.10Not a Contract of Employment.  Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.12Electronic Signature and Delivery. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by the U.S. Securities and Exchange Commission rules. Without limiting the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

4.13Section 409A. The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Administrator may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original interest and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 4.13 does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A of the Code.

4.14Clawback. The RSUs shall at all times be subject to any clawback or similar policy or program established by the Company, as may be amended from time to time (a “Clawback Policy”). In addition (and without limiting the Company’s rights and the Participant’s obligations under any Clawback Policy), to the extent required by applicable law or the rules and regulations of the New York Stock Exchage or any other securities exchange or interdealer quotation on which the Common Stock is listed or quote, the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

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